Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this 30th day of August, 2017 (the “Effective Date”), by and between FOG Pharmaceuticals, Inc., a corporation existing under the laws Delaware, having a place of business at 100 Acom Park Drive, Sixth Floor, Cambridge, MA 02140 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).

WHEREAS, the technology claimed in the Patent Rights (as defined below) was developed in research conducted by Dr. Greg Verdine and other Harvard researchers;

WHEREAS, Licensee wishes to obtain a license under the Patent Rights;

WHEREAS, Harvard desires to have products based on the inventions described in the Patent Rights developed and commercialized to benefit the public;

WHEREAS, such products and/or services may be applicable to the improvement of the health of individuals throughout the world; and

WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop, obtain any applicable regulatory approval for and commercialize such products, and thereafter make them available in both Developed Countries and Developing Countries, each as defined below.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls [***] or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint

[***] or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than [***], and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2 “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.3 “Combination Product” means a combination of materials or products sold for a single price and consisting of one or more Licensed Products and one or more Non-Covered Components.

1.4 “Developed Country” means any country other than a Developing Country.

1.5 “Developing Country” means each country identified as “low income” or “lower-middle income” economies in the World Bank “Country and Lending Groups” classification for 2017, or any country listed as eligible to receive support from the GAVI Alliance (formerly known as the Global Alliance for Vaccines and Immunisation), as such list may be updated from to time by the GAVI Alliance.

1.6 “Development Milestones” means the development and commercialization milestones to be attached hereto as Exhibit 1.6 on or before [***] after the Effective Date.

1.7 “Development Plan” means the plan for the development and commercialization of Licensed Products to be attached hereto as Exhibit 1.7 on or before [***] after the Effective Date, as such plan may be adjusted from time to time pursuant to Section 3.2.

1.8 “European Union” means (i) any of the current or former member countries of the European Union, including, for clarity, the United Kingdom, as well as Iceland, Norway and Switzerland, or (ii) the European Union as a whole.

1.9 “FDA” means the United States Food and Drug Administration.

1.10 “Field” means prevention and treatment of disease in humans.

1.11 “First Commercial Sale” means, [***].

1.12 “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.13 “IND” means an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in any country in conformance with the requirements of such Regulatory Authority. In the United States, “IND” means an application for approval to conduct human clinical investigations that satisfies the requirements of 21 C.F.R. 312.

1.14 “Licensed Product” means, collectively, any Type I Licensed Product and any Type II Licensed Product.

1.15 “Major Market EU Country” means any of the following current or former European Union countries: the United Kingdom, France, Italy, Spain, and Germany.

1.16 “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in a country.

1.17 “NDA” means a new drug application or product license application or its equivalent filed after completion of human clinical trials to obtain marketing approval for a Licensed Product. In the United States, “NDA” means an application to obtain marketing approval for a Licensed Product that satisfies the requirements of 21 C.F.R. 314.

1.18 “Net Sales” means [***].

1.19 “Non-Covered Component” means [***].

1.20 “Non-Royalty Income” means [***].

1.21 “Patent Rights” means, in each case to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit 1.21 (including the PCT and/or U.S. utility application claiming priority to such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.22 “Phase 1 Clinical Study” means a clinical study in any country involving the initial introduction of an investigational new drug into humans, typically designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the United States, “Phase 1 Clinical Study’’ means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a).

1.23 “Phase 2 Clinical Study” means a human clinical study in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug. In the United States, “Phase 2 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.24 “Phase 3 Clinical Study” means a human clinical study in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. In the United States, “Phase 3 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).

1.25 “Qualified Third Party” means, with respect to any Third Party that makes a Third Party Product Proposal of an Undeveloped Product, a company, having the financial resources sufficient to pursue such Third Party Product Proposal and management and staff expertise in the Undeveloped Product for which it makes such a Third Party Product Proposal.

1.26 “Regulatory Approval” means with respect to a Licensed Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such Licensed Product in such country or jurisdiction.

1.27 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product, including, in the United States, the FDA.

1.28 “Strategic Partner” means any entity that enters into a Strategic Partnership with Licensee or an Affiliate of Licensee. Any entity which meets the foregoing criteria that also is granted a Sublicense shall be considered a Sublicensee, and not a Strategic Partner, for the purposes of this Agreement.

1.29 “Strategic Partnership” means any agreement between Licensee or any of its Affiliates and a Third Party, under which such Third Party agrees to compensate Licensee or its Affiliate in exchange for Licensee’s or its Affiliate’s practice of the Patent Rights and development of Licensed Products, on behalf of or in collaboration with such Third Party, including without limitation, for commercialization and development activities for Licensed Products.

1.30 “Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products; (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any Third Party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.31 “Sublicensee” means any person or entity granted a Sublicense.

1.32 “Term” means the term of this Agreement as set forth in Section 10.1.

1.33 “Third Party” means any entity or person other than Harvard or Licensee or its Affiliates.

1.34 “Third Party Patent” means any patent and/or patent application owned or controlled by a Third Party (a) that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference and (b) the claims of which would be infringed by the developing, making, selling or importing of Licensed Products for use in the Field.

1.35 “Third Party Product Proposal” means any bona fide written proposal of a Qualified Third Party with respect to the research, development and commercialization of an actual or potential Licensed Product for an Undeveloped Product that includes, at a minimum, a reasonably detailed development plan (including development milestones) applicable to such Licensed Product and Undeveloped Product and reasonably detailed terms (including terms for consideration) that, if included as part of a license agreement, would be reasonably acceptable to Harvard.

1.36 “Type I Licensed Product” means on a country-by-country basis, any product, the making, using, selling, offering for sale, importing or exporting in the country in question would (without the license granted under this Agreement) infringe, directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one pending Valid Claim within the Patent Rights within the country in question (were it to have issued) or issued Valid Claim within the Patent Rights in that country.

1.37 “Type II Licensed Product” means any product, other than a Type I Licensed Product, which (i) is a modification, improvement or optimization of a Type I Licensed Product, or (ii) is described in, or is developed through the practice of the technology enabled by the subject matter of the Patent Rights, including, without limitation, the Patent Rights listed on Exhibit 1.21 as of the Effective Date.

1.38 “Undeveloped Product” means any product that is directed at a target for which Licensee is unable to reasonably demonstrate, based upon reasonable supporting evidence, that Licensee or any of its Affiliates or Sublicensees is actively developing and/or commercializing a Licensed Product; provided, that, (a) Harvard hereby acknowledges that reasonable supporting evidence of active development by Licensee may include a specific reference in any Development Plan to the applicable product and (b) no product that is part of a Third Party Product Proposal for use in the prevention or treatment of a given indication shall be deemed to be for an Undeveloped Product for purposes of this Agreement if that product (i) contains the same active pharmaceutical ingredient as, or exhibits significant structural or sequence similarity to, or is in the same chemical genus as, a Licensed Product that is being developed or commercialized by Licensee as of the date of the Third Party Product Proposal or (ii) targets the same biological pathway as a Licensed Product that is being developed or commercialized by Licensee as of the date of the Third Party Product Proposal.

1.39 “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and has not been abandoned or finally rejected without the possibility of appeal or refiling and (ii) has been pending for less than [***] from the date of the first substantive office action considering patentability of such claim (for claims filed in the United States) or the date of the first regional or national phase Examiner’s report considering patentability of such claim (for claims filed outside of the United States) (at which time such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes the claim of an issued patent pursuant to clause (a) above).

2.	License.

2.1 License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive, worldwide, royalty-bearing license under Harvard’s interest in the Patent Rights, solely to develop, make, have made, offer for sale, sell, have sold, import, have imported, distribute and have distributed Licensed Products solely for use in the Field; provided, however, that:

2.1.1 Harvard retains the right, for itself and for other not-for-profit research organizations, to practice the Patent Rights within the scope of the license granted above, solely for research, educational and scholarly purposes only (which, for clarity, shall not include the conduct of clinical trials); provided, that, (a) [***] and (b) nothing herein shall be construed as permitting Harvard, or any such not-for-profit research organization to grant any rights to any third party, including any for-profit sponsor, under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Licensed Products, that are outside the scope of such retained rights but within the scope of the license granted above; and

2.1.2 the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as maybe required to conform to the provisions of those statutes and regulations.

2.2 Affiliates. The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates, solely on Licensee’s behalf; provided, however, that:

2.2.1 no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Licensed Products; and

2.2.2 any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

2.3 Sublicenses.

2.3.1 Sublicense Grant. Licensee and its direct Sublicensees will be entitled to grant Sublicenses to Third Parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.3. For clarity, Licensee may not grant Sublicenses that constitute the simple brokering by Licensee of a naked sublicense to practice the Patent Rights (i.e. a license only of the Patent Rights and no other intellectual property owned or controlled by Licensee). All Sublicenses shall be subject to the terms of this Section 2.3 and shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

2.3.2 Sublicense Agreements. Licensee shall grant Sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.3.2.1 no Sublicense shall relieve Licensee of any of its obligations hereunder, and Licensee shall take all steps that may be reasonably necessary to enforce compliance by Sublicensees with the terms and conditions of the respective Sublicense agreement to the extent required to allow Licensee to fully comply with all of its obligations under this Agreement;

2.3.2.2 a section substantially the same as Article 9 of this Agreement, which also will state that the Indemnitees (as defined in Section 9.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.3.2.3 a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicensee shall have the right to enter into a direct license with Harvard, pursuant to Section 10.3.1;

2.3.2.4 except with respect to the single tier of sublicensing rights granted to Licensee’s direct Sublicensees, as set forth in Section 2.3.1, a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement; and

2.3.2.5 a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to a successor without such prior written consent in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any such assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.3.3 Delivery of Sublicense Agreement. Licensee shall furnish Harvard with a fully executed copy of any Sublicense agreement, promptly after its execution, the terms of which shall be confidential information of Licensee under this Agreement and subject to Section 11.16. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

2.3.4 Compliance by Sublicensee. No Sublicense shall relieve Licensee of any of its obligations hereunder, and Licensee shall take all steps that may be reasonably necessary to enforce compliance by Sublicensees with the terms and conditions of the respective Sublicense agreement to the extent required to allow Licensee to fully comply with all of its obligations under this Agreement. Licensee shall be responsible for any act or omission by a Sublicensee that results in a material breach of this Agreement, and shall either cure such material breach in accordance with Section 10.2.2. of this Agreement or enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof, in which case the material breach shall be deemed to have been cured for purposes of this Agreement.

2.4 Third Party Proposed Products.

2.4.1 If at any time on and after the third anniversary of the Effective Date, a Qualified Third Party submits a Third Party Product Proposal to Harvard, Harvard may notify Licensee in writing of such Third Party Product Proposal, which notice shall include all non-confidential information provided by the Qualified Third Party to Harvard as part of the Third Party Product Proposal that may be reasonably required for Licensee to evaluate such Third Party Product Proposal. If Licensee notifies Harvard in writing that it requires additional information, including confidential information of the Qualified Third Party in order to evaluate the Third Party Product Proposal, Harvard will use reasonable good faith efforts to obtain such additional information from the Qualified Third Party and/or convince such Qualified Third Party to provide such information to Licensee under an appropriate confidentiality agreement.

2.4.2 As soon as practicable (and in any event within [***]) following Licensee’s receipt of all of the information that it requests (or Harvard’s written notification to the Licensee that it has completed its good faith, reasonable efforts to convince the Qualified Third Party to provide such information to the Licensee), Licensee shall provide Harvard with a written response (the “Licensee Response”) as to whether Licensee is interested in pursuing the Third Party Product Proposal itself or through the negotiation of sublicense agreements with one or more third parties. If Licensee notifies Harvard within such [***] period that it is interested in developing such Third Party Product Proposal in the Undeveloped Product, (a) Licensee will, on or before [***] from the date of the Licensee Response, prepare in good faith and provide to Harvard a Development Plan and Development Milestones with respect to such Third Party Product Proposal in the Undeveloped Product included as part of the Third Party Product Proposal that are reasonably acceptable to Harvard and (b) subject to Section 3.5, Licensee shall thereafter be obligated to (i) use commercially reasonable efforts to develop and commercialize the Licensed Product in accordance with such Development Plan and (ii) meet the Development Milestones with respect to the Licensed Product in the Undeveloped Product, in each case, in accordance with Section 3.5.

2.4.3 If Licensee indicates in the Licensee Response that it is interested in pursuing such Third Party Product Proposal in the Undeveloped Product comprising the Third Party Product Proposal through the negotiation of sublicense agreements with one or more third parties, Licensee will (a) commence commercially reasonable, good faith negotiations with respect thereto with one or more third parties identified by Licensee (including the Qualified Third Party that submitted the Third Party Product Proposal to Harvard), which may include the negotiation and execution of confidentiality agreements and/or material transfer agreements with such third parties on commercially reasonable terms, (b) diligently pursue such negotiations in good faith and use commercially reasonable efforts to enter into a sublicense agreement with respect to such Third Party Product Proposal in the Undeveloped Product comprising the Third Party Product Proposal as soon as is commercially reasonable and (c) provide Harvard with written updates not less than [***] with respect to the progress of its negotiations. If Licensee elects to pursue the negotiation of sublicense agreements under this Section 2.4.3, it shall execute at least one definitive bona fide term sheet with a third party with respect to a Third Party Product Proposal in the Undeveloped Product comprising the Third Party Product Proposal no later than [***] after the date of the Licensee Response. In addition, Licensee shall execute at least one sublicense agreement with respect to a Third Party Product Proposal in the Undeveloped Product comprising the Third Party Product Proposal no later than the date that is [***] from the date of execution of such definitive bona fide term sheet. During such time, Licensee shall comply with the obligations set forth in clauses (a) through (c) above. Notwithstanding the foregoing, Licensee may choose to initiate development of a Licensed Product in the Undeveloped Product comprising the Third Party Product Proposal at any time during its pursuit of a sublicense agreement under this Section 2.4.3, in which case Section 2.4.2 will apply. If Licensee fails to execute a sublicense agreement prior to the expiration of the time period specified above, and does not choose to initiate development of a Licensed Product in the Undeveloped Product comprising the Third Party Product Proposal at any time during its pursuit of a Sublicense agreement, or otherwise fails to comply with its obligations under this Section 2.4.3, the terms of Section 2.4.4 will apply. Harvard agrees to consider in good faith an extension of such periods of time for delays resulting from the actions or inactions of the Qualified Third Party, as demonstrated by reasonable evidence provided by Licensee.

2.4.4 If Licensee (a) states in the Licensee Response that it is not interested in developing such Third Party Product Proposal itself through the pursuit of a Licensed Product in the Undeveloped Product included in the Third Party Product Proposal or through the negotiation of sublicense agreements with one or more third parties or (b) decides to proceed under Section 2.4.3 but fails to execute at least one sublicense agreement with respect to the Third Party Product Proposal or a Licensed Product in the Undeveloped Product comprising the Third Party Proposed Product within the period set forth in Section 2.4.3 above or any extensions thereof, then Harvard will thereafter have the right to pursue the Third Party Product Proposal with the Qualified Third Party that provided the Third Party Product Proposal to Harvard. Harvard will as soon as practicable enter into good faith negotiations with such Qualified Third Party with respect to the Third

Party Product Proposal. In addition, Harvard will notify Licensee when it commences such negotiations. If Harvard reaches agreement with such Qualified Third Party with respect to such Third Party Product Proposal, (a) Harvard shall, (i) [***] (the “Patent Expenses”) [***], and (ii) include in such agreement an obligation of such Qualified Third Party to be responsible for an appropriate portion of the Patent Expenses incurred by Harvard after the effective date of the agreement with the Qualified Third Party for so long as such agreement is in effect; (b) Harvard and Licensee will promptly enter into an amendment to this Agreement that will exclude the Third Party Product Proposal from the exclusive license granted to Licensee hereunder, adjust the Patent Expenses for which Licensee is responsible under this Agreement in accordance with subsection (ii) above; and (c) [***].

2.4.5 Each of Harvard and Licensee hereby acknowledges that the existence and terms of the rights set forth in this Section 2.4 constitute Confidential Information of both Parties the disclosure of which to any third party would adversely affect the rights of Licensee under this Agreement. In light of the above, each of Harvard and Licensee hereby agrees during the term of this Agreement that it will not disclose any such Confidential Information to any third party.

2.5 No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3.	Development and Commercialization Diligence.

3.1 General. Licensee shall use commercially reasonable efforts, itself or through its Affiliates and Sublicensees: (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; (c) to market Licensed Products following such introduction into the market; and (d) to make Licensed Products available at locally-affordable prices in Developing Countries. In addition, Licensee, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones within the time periods specified in Exhibit 1.6. Licensee and Harvard shall negotiate in good faith the Development Milestones to be set forth in Exhibit 1.6, and shall amend this Agreement and include such Development Milestones in Exhibit 1.6, within [***] after the Effective Date. If, however, Harvard and Licensee both negotiate in good faith but fail to agree on Development Milestones reasonably acceptable to Harvard within such [***] period, Harvard shall have the right to terminate this Agreement upon [***] notice to Licensee at any time after such [***] period.

3.2 Developing Countries. At any time beginning [***] after the date that the first Marketing Authorization of any Licensed Product is received in a country, Harvard shall have the right to grant third parties a non-exclusive license under Harvard’s interests in the Patent Rights solely to develop, manufacture, have manufactured such Licensed Product or an equivalent thereof (e.g., a generic product), in each case solely for sale, importation or other distribution of such Licensed Product or equivalent on a locally-affordable basis in any Developing Country(ies) in which such Licensed Product is not then available on a locally-affordable basis and not in any

Developed Country; provided, that, (a) Harvard shall provide Licensee with not less than [***] prior written notice of its execution of any such license in any Developing Country and (b) any such license shall expressly exclude the right to export any Licensed Product from any Developing Country into any Developed Country or to use the Licensed Product in any Developed Country. If either Licensee or Harvard becomes aware or has reason to believe that any Third Party licensee of Harvard is selling or exporting Licensed Products, itself or through any other Third Party, outside of any Developing Country or within any Developing Country for use outside of any Developing Country, as the case may be (a “Third Party Violation”), such party shall provide the other party with written notice thereof, and within [***] of such notice Harvard shall (i) take all reasonable actions to prevent the continuation of such Third Party Violation, which may include terminating such license with the Third Party with respect to Licensed Products as promptly as possible pursuant to the terms thereof, and (ii) notify Licensee in writing within [***] after taking any such steps.

3.3 Adjustments of Development Plan. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones.

3.4 Reporting. Within [***] after the end of each calendar year, Licensee shall furnish Harvard with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities; (b) commercialization and/or other distribution efforts; (c) marketing efforts; and (d) availability and pricing of Licensed Products in Developing Countries. Each report must contain a sufficient level of detail for Harvard to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Harvard with a copy of the then current Development Plan.

3.5 Failure to Meet Development Milestone; Opportunity to Cure. If Licensee believes that it will not achieve a Development Milestone, it may notify Harvard in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances will not constitute reasonable basis for such failure) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). Harvard acknowledges that a reasonable Explanation may be adverse experimental, toxicology or efficacy results received in preclinical trials or adverse results achieved in clinical trials with respect to any Licensed Product that are beyond the reasonable control of Licensee or the occurrence of a Force Majeure event. If Licensee so notifies Harvard, but fails to provide Harvard with both an Explanation and Plan, then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such Development Milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement immediately upon written notice to Licensee. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, both of which are acceptable to Harvard in its reasonable discretion, then Exhibit 1.6 will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Explanation is not acceptable to Harvard in its reasonable discretion (e.g., Licensee asserts lack of finances or development preference for a non-Licensed Product, as an Explanation), then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such Development Milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement immediately upon written notice to Licensee. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Plan is not acceptable to Harvard in its reasonable discretion, then Harvard will explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan. Licensee will have one opportunity to provide Harvard with an acceptable Plan within [***], during which time Harvard agrees to work with Licensee in its effort to develop an acceptable Plan. If, within such [***], Licensee provides Harvard with an acceptable Plan, then Exhibit 1.6 will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If, within such [***], Licensee fails to provide an acceptable Plan, then Licensee will have an additional [***] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such Development Milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement immediately upon written notice to Licensee. For clarity, if Licensee fails to achieve a Development Milestone and does not avail itself of the procedure set forth in this Section 3.5, such failure shall be a material breach that entitles Harvard to proceed under Section 10.2.2.1.

4.	Consideration for Grant of License.

4.1 Equity.

4.1.1 Issuance. As partial consideration for the license granted hereunder and pursuant to a mutually-agreeable stock purchase or subscription agreement to be executed by each of Harvard and Licensee on the Effective Date, within [***] after the Effective Date, Licensee shall issue to Harvard [***] shares of Licensee’s common stock, which represents [***] of Licensee’s capital stock on a Fully Diluted Basis (as defined below) as of [***] (the “Shares”). The Shares shall have the rights and obligations set forth in the then-effective Certificate of Incorporation and Bylaws of Licensee, which such documents shall be in the same form, without modification, amendment or supplement, as those provided to Harvard and as certified by Licensee as of the Effective Date. [***]. Upon the Effective Date, Licensee shall provide to Harvard a capitalization table setting forth all of the capital stock of Licensee, on a Fully-Diluted Basis as of the date of the Series A Equity Investment.

4.1.2 Representations and Warranties. Licensee represents and warrants to Harvard that:

4.1.2.1 the capitalization table attached at Exhibit 4.1.2.1 (the “Cap Table”) sets forth all of the capital stock of Licensee on a Fully-Diluted Basis as of the date of the Series A Equity Investment;

4.1.2.2 other than as set forth in the Cap Table, as of the date of the Series A Equity Investment, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is, or may become, obligated to issue any of its securities; and

4.1.2.3 the Shares, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable, and represent [***] of Licensee’s capital stock on a Fully Diluted Basis as of [***].

4.1.3 Definitions. The following terms shall have the following meanings:

4.1.3.1 “Fully Diluted Basis” shall mean, as of the date of the Series A Equity Investment, the number of shares of common stock and Series A Shares issued as part of the Series A Equity Investment of Licensee then-outstanding (assuming conversion of all outstanding stock other than common stock into common stock), plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities, options, rights or warrants of Licensee (which shall be determined without regard to whether such securities are then vested, exercisable or convertible), plus the number of shares of common stock of Licensee that would be outstanding or acquirable, directly or indirectly, upon the issuance (and exercise, conversion or exchange, if applicable) of all securities reserved or otherwise intended for future issuance under any stock purchase, stock option or other compensatory benefit plan or arrangement of Licensee.

4.1.3.2 “Series A Equity Investment” shall mean the capital investment (in cash, in one or more tranches) in Licensee by third party investors of [***] in exchange for shares of Series A Preferred Stock (the “Series A Shares”) issued by Licensee in one or more closings, wherein each such issuance is made at the same per share price and pursuant to agreements granting the same rights to all the holders of such class of preferred equity security.

4.2 Annual License Maintenance Fees. Licensee shall pay Harvard annual license maintenance fee as follows:

4.2.1 [***];

4.2.2 [***]; and

4.2.3 [***].

4.2.4 Each such fee shall be due and payable on January 30th of the calendar year immediately following the calendar year to which such fee applies.

4.2.5 Each annual license maintenance fee shall be creditable against any royalty amounts payable under Section 4.4 below with respect to Licensed Products sold in the same calendar year to which such annual license maintenance fee applies.

4.3 Milestone Payments.

4.3.1 Licensee shall pay Harvard the following milestones with respect to each Licensed Product under this Agreement to reach each milestone, regardless of whether such milestone is achieved by Licensee or any Affiliate, Sublicensee or licensee of Licensee: [***].

4.3.2 Licensee shall notify Harvard in writing within [***] following the achievement of such milestone described in Section 4.3.1, and shall make the appropriate milestone payment within [***] after the achievement of such milestone.

4.3.3 The milestones set forth in Section 4.3.1.1-4.3.1.4 are intended to be successive. If a Licensed Product is not required to undergo the event associated with a particular milestone for a Licensed Product (each, a “Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone set forth in Section 4.3.1.1-4.3.1.4 or any milestone set forth in Sections 4.3.1.5-4.3.1.7 (each, an “Achieved Milestone”). Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 4.3.3 shall be due within [***] after the achievement of the Achieved Milestone.

4.3.4 For purposes of clarity, Licensee shall make a milestone payment corresponding to each of the foregoing milestone events only once per Licensed Product under Section 4.3.1, regardless of the number of times such milestone event is achieved with respect to such Licensed Product and/or the number of indications for which such Licensed Product is developed and commercialized. [***].

4.3.5 If Licensee or any of its Affiliates receives Non-Royalty Income with respect to a Sublicensee ‘s achievement of any milestone listed in this Section 4.3, the amount of the milestone payment actually paid by Licensee under this Section 4.3 with respect to the achievement of the corresponding milestone shall be deducted from Non-Royalty Income on which Licensee must pay fees to Harvard under Section 4.5.

4.4 Royalty on Net Sales.

4.4.1 Type I Licensed Product Rate. Licensee shall pay Harvard, on a country-by-country basis, an amount equal to [***] of Net Sales of Type I Licensed Products made at any time prior to the expiration of the last to expire Valid Claim within the Patent Rights covering or claiming the composition, manufacture, sale or use of such Type I Licensed Product in such country. With respect to Net Sales attributable to Licensed Product(s) sold in any Developing Country(ies) in which Licensee, either directly or through any of its Affiliates, Sublicensees or agents, makes such Licensed Product(s) available on a locally-affordable basis, solely for use in Developing Countries and not for further sale or use in any Developed Country(ies), the applicable royalty rate shall be reduced to [***].

4.4.2 Type II Licensed Product Rate. Licensee shall pay Harvard an amount equal to [***] of Net Sales of Type II Licensed Products on a country-by-country basis for a period of twelve (12) years from the date of the First Commercial Sale of such Licensed Product in such country. For clarity, the Parties hereby agree that if a Licensed Product ceases to be a Type I Licensed Product in such country due to expiration of Patent Rights prior to the end of the twelve-year period following First Commercial Sale of such Licensed Product in such country, such Licensed Product shall be deemed a Type II Licensed Product thereafter for the balance of such twelve (12) year period, and Licensee shall pay Harvard royalties on Net Sales of such Licensed Product at a rate that is [***] the rate charged for such Licensed Product under Section 4.4.1 prior to expiration of Patent Rights covering such Licensed Product, on a country-by-country basis until the expiration of the applicable twelve-year period following the First Commercial Sale of such Licensed Product in such country. With respect to Net Sales attributable to Licensed Product(s) sold in any Developing Country(ies) in which Licensee, either directly or through any of its Affiliates or Sublicensees, makes such Licensed Product(s) available on a locally-affordable basis, solely for use in Developing Countries and not for further sale or use in any Developed Country(ies), the applicable royalty rate shall be reduced to [***]. The Parties acknowledge that the consideration terms and structure set forth in this Section 4.4.2 were agreed upon for convenience purposes with the intent of compensating Harvard for the rights granted under this Agreement, and the key role such rights and intellectual property will have in the activities of Licensee and its ability to develop and commercialize Licensed Products, and represent the fair market value of such rights as determined and agreed upon by the Parties.

4.4.3 Third Party Royalty Set-Off. If Licensee obtains a license from a Third Party to a Third Party Patent in a particular country after arm’s length negotiations, it may offset [***] of any royalty payments due thereunder with respect to sales of Type I Licensed Products against the royalty payments that are due to Harvard with respect to Net Sales of such Type I Licensed Products in such country; provided that in no event shall [***].

4.4.4 Patent Challenge. If Licensee, its Affiliate or a Sublicensee (“Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a “Challenge Proceeding”), the royalty rates specified in Sections 4.4.1 and 4.4.2 [***] with respect to Net Sales of Licensed Products that are sold during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party, (a) the royalty rates specified in Sections 4.4.1 and 4.4.3 with respect to Net Sales of Licensed Products that are covered by the Patent Rights that are the subject of such Challenge Proceeding shall [***] and (b) Licensee shall reimburse Harvard for all expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, Licensee will have no right to recoup any royalties paid before or during the pendency of such Challenge Proceeding.

4.5 Non-Royalty Income. Licensee will pay Harvard an amount equal to the following percentages of Non-Royalty Income specified below, based on the time that any such Sublicense is granted or Strategic Partnership is entered into:

4.5.1 [***] of Non-Royalty Income received under Sublicenses or Strategic Partnerships entered into prior to the enrollment of the first patient in a Phase 2 Clinical Study, on the first Licensed Product covered by such Sublicenses or Strategic Partnerships; and

4.5.2 [***] of Non-Royalty Income received under Sublicenses or Strategic Partnerships entered into after the enrollment of the first patient in a Phase 2 Clinical Study on the first Licensed Product covered by such Sublicenses or Strategic Partnerships.

For clarity, these percentages apply to all Non-Royalty Income, and if a Licensed Product is covered by separate Sublicenses or Strategic Partnerships, the above percentages, as applied to Non-Royalty Income derived from each such Sublicense or Strategic Partnership, will be determined by reference [***] for the first Licensed Product covered by each such Sublicense or Strategic Partnership. Non-Royalty Income subject to the rates above shall not be subject to allocation or offset of any kind for any reason.

4.6 Participation. In any private financing following the achievement of the Funding Threshold, where Licensee proposes to sell any equity securities of Licensee, or any securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for equity securities of Licensee (an “Equity Offering”), then Harvard and/or its Assignee (as defined below) will have the right to purchase shares of Licensee capital stock in such Equity Offering by Licensee of such capital stock in exchange for cash to [***], pursuant to terms and conditions at least as favorable as those granted generally to the other offerees. For purposes of this Section 4.6, “Assignee” means any entity to which Harvard’s participation rights have been assigned by Harvard with the prior written consent of Licensee (such consent not to be unreasonably withheld). The foregoing participation right will be subject to the preemptive rights granted by Licensee to its preferred stock investors and will terminate immediately prior to any initial public offering or sale of Licensee. Notwithstanding the above, Harvard may assign its participation right hereunder to Osage Capital Partners (“Osage”), any Affiliate thereof, or any fund managed by Osage, upon written notice to Licensee without Licensee’s prior written consent.

5.	Reports; Payments; Records.

5.1 Reports and Payments.

5.1.1 Reports. Within [***] after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Income is received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

5.1.1.1 the number of units of Licensed Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter (with a breakdown by type of Licensed Products—i.e., Type I Licensed Products vs. Type II Licensed Products);

5.1.1.2 the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;

5.1.1.3 with respect to each Licensed Product sold or otherwise distributed in any Developing Country on a tiered-pricing schedule, the sale prices of such Licensed Product during the applicable Calendar Quarter and number of units of Licensed Product sold at each price;

5.1.1.4 a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

5.1.1.5 a detailed accounting of all Non-Royalty Income received during the applicable Calendar Quarter; and

5.1.1.6 the total amount payable to Harvard in U.S. Dollars on Net Sales and Non-Royalty Income for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

5.1.1.7 a list of Harvard Case numbers for all Patent Rights covering the Licensed Products or that describe or the subject matter of which enabled the practice of the technology in the development of the Licensed Products (on a Licensed Product-by-Licensed Product basis).

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state.

5.1.2 Payment. Within [***] after the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Income for the applicable Calendar Quarter.

5.2 Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3 Records. Licensee shall maintain, and shall cause its Affiliates to maintain and shall include in each Sublicense Agreement an obligation of each Sublicensee to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Harvard in relation to such Licensed Products, and all Non-Royalty Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [***] after the conclusion of that Calendar Quarter, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) reasonably acceptable to Licensee to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, will, if requested by Licensee, execute a standard form of confidentiality agreement with Licensee and shall not disclose to Harvard any information other than information relating to the accuracy ofreports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [***] after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of [***] in any calendar year, Licensee shall reimburse Harvard for all amounts incurred in connection with such audit. If any audit performed under this Section reveals an overpayment, Licensee may credit the amount of the overpayment, without interest, against future payments payable to Harvard under this Agreement and, if no such payments are payable, then Harvard shall pay to Licensee the amount of the overpayment, without interest, within [***] of Harvard’s receipt of the report. Harvard may exercise its rights under this Section 5.3 only once every calendar year per audited entity and only with reasonable (not less than [***]) prior written notice to the audited entity.

5.4 Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [***] per month and (b) the maximum rate allowed by law. Interest will accrue beginning [***] following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have under this Agreement as a consequence of the lateness of any payment.

5.5 Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6 Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

6.	Patent Filing, Prosecution and Maintenance.

6.1 Control. Harvard will be responsible for the preparation, filing, prosecution, protection, defense and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. Harvard will: (a) subject to Section 6.2, prepare, file, prosecute, protect and maintain Patent Rights in all countries that are not Developing Countries that Licensee may request in writing; (b) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (c) give Licensee an opportunity to review the text of each patent application before filing; (d) consult with Licensee with respect thereto; (e) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; (f) supply Licensee with copies of information disclosure statements prior to filing and provide Licensee with an opportunity to supplement such information; and (g) keep Licensee advised of the status of actual and prospective patent filings. Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection, defense and maintenance of the Patent

Rights, and shall seriously consider such comments and requests; however, final decision-making authority shall vest in Harvard. In particular, and without intending to limit any of Harvard’s rights pursuant to this Agreement, (i) Harvard expressly reserves the right to decline Licensee’s request to file, prosecute, maintain or defend any of the Patent Rights in any Developing Country(ies) unless Licensee demonstrates to Harvard’s reasonable satisfaction that the filing, prosecution, maintenance or defense of such Patent Rights in such Developing Country(ies) would materially increase the locally-affordable availability of Licensed Products or equivalents thereof (e.g., generic products) in those and/or other Developing Country(ies), and (ii) the provisions of Section 7 notwithstanding, Licensee agrees that Harvard shall hold final decision-making authority, on a case-by-case basis, as to whether Licensee will be permitted to enforce such Patent Rights in such Developing Country(ies). Harvard agrees to use good faith efforts not to make any decision relating to the Patent Rights in a Developing Country that undermines any of the Patent Rights in a Developed Country. In connection with such objective, Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights in all Developing Countries even if Licensee has abandoned its rights in any Developing Country pursuant to Section 6.3 below; provided, however, that final decision-making authority shall vest in Harvard.

6.2 Expenses.

6.2.1 Ongoing Patent Expenses. Subject to Section 6.3 below, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 6 in connection with the preparation, filing, prosecution, protection and maintenance of the Patent Rights incurred by Harvard after the Effective Date (“Ongoing Patent Expenses”) within [***] after the date of each invoice from Harvard for such Ongoing Patent Expenses.

6.2.2 Past Patent Expenses. Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard prior to the Effective Date and not previously reimbursed by Licensee, with respect to the preparation, filing, prosecution, protection and maintenance of the Patent Rights (“Past Patent Expenses”) as provided in Section 6.2.2.1. The aggregate amount of Past Patent Expenses are estimated to be approximately [***] as of the Effective Date. For purposes of this Section 6.2, expenses incurred for work or filing fees authorized by Harvard prior to the Effective Date for which Harvard has not received a bill from outside counsel by the Effective Date shall be deemed incurred after the Effective Date.

6.2.2.1 Schedule of Payment of Past Patent Expenses. Licensee shall reimburse Harvard for such Past Patent Expenses as follows: [***].

6.2.3 Supporting Documentation. Upon the request of Licensee, Harvard will provide Licensee with reasonable supporting documentation [***] evidencing such Past Patent Expenses and Ongoing Patent Expenses.

6.3 Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country (“Abandoned Patent Rights”), Licensee shall provide Harvard with prompt written notice of such election. Upon receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Harvard of such notice and incurred within [***] after such receipt shall be deemed incurred prior to the notice. In the event of Licensee’s abandonment of any Patent Rights, any license granted by Harvard to Licensee hereunder with respect to such Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Harvard will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.

6.4 Small Entity Designation. If Licensee, its Affiliates, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the Term ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country, Licensee shall so notify Harvard promptly after it is aware of any such change in entity status, in order to enable Harvard to comply with regulations regarding payment of fees with respect to Patent Rights.

6.5 Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

7.	Enforcement of Patent Rights.

7.1 Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products in the Field (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2 Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue, including with regard to the locally-affordable availability of Licensed Products or equivalents thereof, e.g., generic products, in Developing Countries. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that, if Licensee does not pursue an enforcement action against an alleged Infringement within [***] of its receipt of notice thereof, Harvard may elect to take control of the action pursuant to Section 7.3. Should Licensee elect to bring suit in an Infringement and Harvard is joined as party plaintiff in any such suit, Harvard shall have the right to approve the counsel selected by Licensee to represent Licensee and Harvard, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses incurred by Harvard due to its involvement as a party plaintiff or other involvement at the express request of Licensee in conjunction with the prosecution of such suits or the settlement thereof (including reasonable attorneys’ fees), shall be paid for entirely by Licensee; provided, that, to the extent Harvard elects to participate in such suit or suits and be represented in such suit or suit by counsel of its choice (apart from counsel retained by Licensee), it shall do so at its sole expense. Licensee shall not compromise or settle such Infringement litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount equal to [***] of such funds and the remaining [***] of such funds shall be retained by Licensee.

7.3 Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [***] after receipt of notice to Licensee by Harvard of the existence of an Infringement, Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard and Licensee, such approval not to be unreasonably withheld. The expenses of such suit or suits that Harvard elects to bring, including any expenses incurred by Licensee due to its involvement as a party plaintiff or other involvement at the express request of Harvard in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Harvard; provided, that, to the extent Licensee elects to participate in such suit or suits and be represented in such suit or suit by counsel of its choice (apart from counsel retained by Harvard), it shall do so at its sole expense. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Harvard exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to [***] of such funds and the remaining [***] of such funds shall be retained by Harvard.

7.4 Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.

7.5 Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.6 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Harvard in writing. Similarly, if Harvard is named as a defendant in a declaratory judgment action related to the Patent Rights, Harvard shall promptly notify Licensee in writing. In either case, Harvard may elect, upon written notice to Licensee (such written notice to be given within [***] after Harvard receives notice of the commencement of such action, in the case of actions of which Licensee notifies Harvard) to conduct or to take over the sole defense of the invalidity and/or unenforceability aspect of the action [***].

8.	Representations and Warranties; Limitation of Liability.

8.1 [***].

8.2 Licensee acknowledges and agrees that (i) the consideration from Licensee to Harvard under this Agreement is in exchange for the license granted under Section 2.1 solely to Harvard’s interests in and to the Patent Rights, and in respect of no other intellectual property owned or controlled by Harvard, and (ii) Harvard is under no obligation under this Agreement to license any additional intellectual property to Licensee.

8.3 Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, and shall include in each Sublicense agreement an obligation for each Sublicensee to comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants, that it shall comply, and that it will ensure that its Affiliates comply, and shall include in each Sublicense agreement an obligation for each Sublicensee to comply, with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with (and will contractually obligate its Sublicensees to comply with), all United States export control laws and regulations, and that it will indemnify, defend, and hold Harvard harmless for any Claims that are based on, arise out of, or otherwise relate to such violation in accordance with Section 9.1.

8.4 No Warranty.

8.4.1 NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

8.4.2 HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

8.4.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.5 Limitation of Liability.

8.5.1 Except with respect to matters for which Licensee is obligated to indemnify Harvard under Article 9, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.5.2 Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Harvard under this Agreement.

9.	Indemnification and Insurance.

9.1 Indemnity.

9.1.1 Licensee shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) resulting from any third party claim based upon, arising out of, or otherwise relating to this Agreement or any Sublicense or Strategic Partnership, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”). The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an Indemnitee [***]. An Indemnitee shall provide Licensee with prompt notice of any Claim for which indemnification may be sought pursuant to this Agreement. Notwithstanding the foregoing, the delay or failure of any Indemnitee to give reasonably prompt notice to Licensee of any such Claim shall not affect the rights of such Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee. Neither Licensee nor Harvard shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

9.1.2 Harvard shall cooperate as reasonably requested (at the expense of Licensee) in the investigation and defense of any Claim. Harvard shall permit Licensee to assume direction and control of the defense of the Claim; provided, however, that, Licensee shall not settle any Claim without the prior written consent of Harvard.

9.1.3 Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.2 Insurance.

9.2.1 Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] per incident and [***] annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as is consistent with industry standards, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2 If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (including deductibles or retentions that are in excess of [***] annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

9.2.3 Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance and shall obtain replacement insurance providing comparable coverage within such [***] period. If Licensee fails to maintain insurance, or to obtain such replacement insurance, in accordance with the terms of this Section 9.2, Harvard shall have the right to terminate this Agreement effective at the end of such [***] period upon written notice to Licensee.

9.2.4 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [***].

10.	Term and Termination.

10.1 Term; Expiration. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the later of the expiration of the last to expire Valid Claim and the date on which all payments due and payable by Licensee to Harvard under this Agreement have been made (the “Term”). Upon the expiration of the Term, all licenses granted to Licensee under this Agreement shall be deemed to be fully-paid, perpetual licenses.

10.2 Termination.

10.2.1 Termination Without Cause. Licensee may terminate this Agreement upon [***] prior written notice to Harvard.

10.2.2 Termination for Default.

10.2.2.1 In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [***] after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.2.2.2 If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without notice or additional waiting period.

10.2.2.3 Harvard shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.1 and Section 3.5.

10.2.3 Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within [***], or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.3 Effect of Termination.

10.3.1 Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 10.2: (a) the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to Harvard and neither Licensee nor its Affiliates may make any further use or exploitation of the Patent Rights; and (b) each Sublicensee that is not at such time in breach of its Sublicense agreement shall have the right to obtain a direct license from Harvard on the same terms and conditions as set forth in its Sublicense, but in any event on terms and conditions no less favorable to Harvard than those hereunder, and which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement, provided however, that (i) the scope of the license granted directly by Harvard to such Sublicensee shall be co-extensive with the scope of the license granted by Licensee to such Sublicensee, (ii) if the Sublicense granted to such Sublicensee was non-exclusive, such Sublicensee shall not have the right to participate in the prosecution or enforcement of the Patent Rights under the license granted to it directly by Harvard and (iii) if there is more than one Sublicensee, each Sublicensee that is granted a direct license shall be responsible for a pro rata share of the reimbursement due under Section 6.2 of this Agreement (based on the number of direct licenses under the Patent Rights in effect on the date of reimbursement). Any such Sublicensee that wishes to obtain a license from Harvard pursuant to this Section 10.3.1 shall notify Harvard within [***] after the termination of this Agreement.

10.3.2 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 10.2), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 4, provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2. The parties agree that the obligations in Section 4.1, 4.6, and 6.2 will accrue immediately upon execution of this Agreement by both parties, regardless of the events, invoice and payment timing details set forth therein.

10.3.3 Regulatory Filings. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings. In the event Licensee terminates this Agreement pursuant to Section 10.2.1 or Harvard terminates this Agreement pursuant to any of the provisions of Section 10.2, and Harvard wishes to have the right to reference, cross-reference, review, have access to, incorporate and use any documents and other materials filed by or on behalf of Licensee and its Affiliates with any regulatory authority in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products (“Reference Materials”), it shall provide written notice of same to Licensee. As soon as practicable following Licensee’s receipt of Harvard’s notice, the parties shall negotiate in good faith for a period of [***] with respect to the terms and conditions applicable to the grant by Licensee to Harvard of the right to use the Reference Materials, including specification of financial terms. If the parties are unable to agree upon terms and conditions applicable to such rights on or before expiration of such one hundred twenty [***] period, then Licensee shall have no further obligation to Harvard under this Section 10.3.3.

10.4 Survival. The parties’ respective rights, obligations and duties under Articles 5, 9, 10 and 11 and Sections 4.1, 4.4.2, 4.6, 6.2.2, 8.2 and 8.3, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.5 with respect to Sublicenses granted or Strategic Partnerships entered into prior to expiration or termination of this Agreement shall survive such expiration or termination.

11.	Miscellaneous.

11.1 Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

11.2 No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.2 shall be null and void and of no legal effect.

11.3 Use of Name. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “Harvard” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates shall and shall contractually bind its Sublicensees to, cease all use of Harvard Names on the termination or expiration of this Agreement except as otherwise approved by Harvard. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.

11.4 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.5 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by email, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 11.5:

If to Licensee (other than invoices):	FOG Pharmaceuticals, Inc. 100 Acom Park Drive, Sixth Floor, Cambridge, MA 02140 Attn: [***] Email: [***]

If to Licensee (invoices only):	FOG Pharmaceuticals, Inc. 100 Acom Park Drive, Sixth Floor, Cambridge, MA 02140 Attn: [***] Email: [***]

If to Harvard:	Office of Technology Development Harvard University Richard A. and Susan F. Smith Campus Center, Suite 727 1350 Massachusetts Avenue Cambridge, Massachusetts 02138 Email: [***] Attn.: [***]

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by email, upon transmission and electronic confirmation of delivery; (c) by certified mail, as evidenced by the return receipt. If notice is sent by email, a confirming copy of the same shall be sent by mail to the same address.

11.6 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.8 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.9 Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

11.10 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.11 No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.12 Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that Licensee may, without such consent, assign this Agreement and the rights, obligations and interests of such party to (a) any purchaser of all or substantially all of its assets to which this Agreement relates, (b) any purchaser of all of its equity, or (c) to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, that, in each case, the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 10.12 shall be null and void and of no legal effect.

11.13 Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for any failure or delay in performing any of its obligations under this Agreement, and shall not be deemed in breach of this Agreement, if such failure or delay is due to a Force Majeure; provided, that, the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.14 Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

11.15 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

11.16 Confidentiality. Harvard agrees to keep confidential all information disclosed in writing by Licensee to Harvard pursuant to this Agreement (collectively, the “Confidential Information”); provided, however, that, the confidentiality obligation shall not apply to any information that is or becomes part of the public domain other than by Harvard’s breach of this Section 10.16 or is required to be disclosed by Harvard pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law (provided that, in such case, Harvard shall notify Licensee promptly upon receipt thereof and give Licensee sufficient advance notice to permit it to seek a protective order or other similar order with respect to such information); and provided further that (a) to the extent that it is reasonably necessary, Harvard may disclose Confidential Information to (i) its employees on a need-to-know basis and on condition that such employees abide by the obligations set forth in this Section 11.16 and (ii) in confidence, to lawyers, accountants and financial advisors, and (b) Harvard may include in its annual reports totals derived from Confidential Information (without attribution to Licensee) that show revenues generated by the patents and patent applications licensed under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		FOG Pharmaceuticals, Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ Gregory L. Verdine
Name: Isaac T. Kohlberg		Name: Gregory L. Verdine
Title: Senior Associate Provost, Chief Technology Development Officer		Title: President & CEO

Exhibit 1.6

Development Milestones

[***]

Exhibit 1.6-1

Exhibit 1.7

Development Plan

[***]

Exhibit 1.7-1

Exhibit 1.21

Patent Rights

[***]

Exhibit 4.1.2.1

Exhibit 4.1.2.1

Capitalization Table

[***]

Exhibit 4.1.2.1

Amendment No. 1 to License Agreement

This Amendment No. 1 to the License Agreement (this “Amendment No. 1”) is dated as of January 12, 2018 (the “Amendment No. 1 Effective Date’’), by and between FOG Pharmaceuticals, Inc., a corporation existing under the laws of the province of Delaware, having a place of business at 100 Acorn Park Drive, Sixth Floor, Cambridge, MA 02140 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727E, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”). Harvard, on the one hand, and Licensee, on the other, each shall be referred to herein as a “Party” and together as the “Parties”.

WHEREAS, Harvard and Licensee entered into a License Agreement dated as of August 30, 2017 (the “License Agreement”); and

WHEREAS, Harvard and Licensee desire to amend the License Agreement in accordance with Section 11.10, in order to add the Development Milestones and Development Plan;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used in this Amendment No. 1 that are not defined herein shall have the meanings set forth in the License Agreement.

2.	Exhibit 1.6 (Development Milestones) in the License Agreement is hereby amended by deleting Exhibit 1.6 in its entirety and replacing it with Exhibit 1.6 attached hereto as Schedule I.

3.	Exhibit 1.7 (Development Plan) in the License Agreement is hereby amended by deleting Exhibit 1.7 in its entirety and replacing it with Exhibit 1.7 attached hereto as Schedule II.

4.	Except as amended hereby, all other terms of the License Agreement shall remain unchanged and in full force and effect.

<signature page follows>

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives.

President and Fellows of Harvard College		FOG Pharmaceuticals, Inc.

By:	/s/ Jordan Grant	By:	/s/ Gregory L. Verdine
Name: Jordan Grant		Name: Gregory L. Verdine
Title: Director of Technology Transactions		Title: President & CEO

Schedule I.

Exhibit 1.6

Development Milestones

For [***] Licensed Products developed under this Agreement, the following milestones shall be achieved on or before the date set forth beside each such milestone.

[***].

Exhibit 1.6

Schedule II.

Exhibit 1.7

Development Plan

[***].

Exhibit 1.7

Amendment No. 2 to License Agreement

This Amendment No. 2 to the License Agreement (this “Amendment No. 2”) is dated as of June 20, 2019 (the “Amendment No. 2 Effective Date”), by and between FOG Pharmaceuticals, Inc., a corporation existing under the laws of Delaware, having a place of business at 100 Acom Park Drive, Sixth Floor, Cambridge, MA 02140 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727E, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”). Harvard, on the one hand, and Licensee, on the other, each shall be referred to herein as a “Party” and together as the “Parties”.

WHEREAS, Harvard and Licensee entered into a License Agreement dated as of August 30, 2017, as amended January 12, 2018 (the “Agreement”); and

WHEREAS, Harvard and Licensee desire to amend the Agreement in accordance with Section 11.10 in order to add Patent Rights under [***] (the “[***] Patent Rights”) and confirm removal of Patent Rights under [***].

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used in this Amendment No. 2 that are not defined herein shall have the meanings set forth in the Agreement.

2.

The Agreement is hereby amended to include the [***] Patent Rights as Patent Rights under the Agreement, and to confirm removal of the Patent Rights under [***]. Accordingly, Exhibit 1.21 of the Agreement is deleted and replaced in its entirety with the Exhibit 1.21 attached hereto.

3.

As consideration for adding the [***] Patent Rights to the Patent Rights licensed under the Agreement, Licensee shall pay Harvard a non-refundable license issuance fee in the amount of [***] within [***] after the Amendment No. 2 Effective Date. Solely for the purposes of Harvard’s internal distributions, [***] Patent Rights shall be entitled to milestone payments under Section 4.3, royalties under Section 4.4 to the extent the [***] Patent Rights cover the Licensed Product subject to such royalty, and Non-Royalty Sublicense Income under Section 4.5 to the extent the [***] Patent Rights are included in the relevant Sublicense, but no consideration under Sections 4.1 or 4.2 of the Agreement.

4.

Licensee shall reimburse Harvard for all the documented, out-of-pocket expenses incurred by Harvard prior to the Amendment No. 2 Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of the [***] Patent Rights within [***] after the Amendment No. 2 Effective Date. For purposes of this Section 4, expenses incurred for work or filing fees authorized by Harvard prior to the Amendment No. 2 Effective Date for which Harvard has not received a bill from outside counsel by the Amendment No. 2 Effective Date shall be deemed incurred after the Amendment No. 2 Effective Date.

5.	Except as amended hereby, all other terms of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be executed by their duly authorized representatives.

President and Fellows of Harvard College		FOG Pharmaceuticals, Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ Gregory L. Verdine
Name: Isaac T. Kohlberg		Name: Gregory L. Verdine
Title: Senior Associate Provost, Chief Technology Development Officer		Title: President & CEO

Exhibit 1.21

Patent Rights

[***]

Amendment No. 3 to License Agreement

This Amendment No. 3 to the License Agreement (this “Amendment No. 3”) is dated as of July 16, 2020 (the “Amendment No. 3 Effective Date”), by and between FOG Pharmaceuticals, Inc., a corporation existing under the laws of Delaware, having a place of business at 30 Acorn Park Drive, Cambridge, MA 02140 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727E, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”). Harvard, on the one hand, and Licensee, on the other, each shall be referred to herein as a “Party” and together as the “Parties”.

WHEREAS, Harvard and Licensee entered into a License Agreement dated as of August 30, 2017, as amended January 12, 2018 and as further amended June 20, 2019 (the “Agreement”); and

WHEREAS, Harvard and Licensee desire to amend the Agreement in accordance with Section 11.10 in order to add Patent Rights under [***] (the “[***] Patent Rights”) and to update the existing Patent Rights.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used in this Amendment No. 3 that are not defined herein shall have the meanings set forth in the Agreement.

2.

The Agreement is hereby amended to include the [***] Patent Rights as Patent Rights under the Agreement. Accordingly, Exhibit 1.21 of the Agreement is deleted and replaced in its entirety with the Exhibit 1.21 attached hereto.

3.

As consideration for adding the [***] Patent Rights to the Patent Rights licensed under the Agreement, Licensee shall pay Harvard a non-refundable license issuance fee in the amount of [***] within [***] after the Amendment No. 3 Effective Date. Solely for the purposes of Harvard’s internal distributions, [***] Patent Rights shall be entitled to milestone payments under Section 4.3, royalties under Section 4.4 to the extent the [***] Patent Rights cover the Licensed Product subject to such royalty, and Non-Royalty Income under Section 4.5 to the extent the [***] Patent Rights are included in the relevant Sublicense or Strategic Partnership, but no consideration under Sections 4.1 or 4.2 of the Agreement.

4.

Licensee shall reimburse Harvard for all the documented, out-of-pocket expenses incurred by Harvard prior to the Amendment No. 3 Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of the [***] Patent Rights within [***] after the Amendment No. 3 Effective Date. For purposes of this Section 4, expenses incurred for work or filing fees authorized by Harvard prior to the Amendment No. 3 Effective Date for which Harvard has not received a bill from outside counsel by the Amendment No. 3 Effective Date shall be deemed incurred after the Amendment No. 3 Effective Date.

5.	Except as amended hereby, all other terms of the Agreement shall remain unchanged and in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 3 to be executed by their duly authorized representatives.

President and Fellows of Harvard College		FOG Pharmaceuticals, Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ Gregory L. Verdine
Name: Isaac T. Kohlberg		Name: Gregory L. Verdine
Title: Senior Associate Provost, Chief Technology Development Officer		Title: President & CEO

Exhibit 1.21

Patent Rights

[***]

Exhibit 1.21